SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, For Use of the Commission Only
[ ]	Definitive Proxy Statement		(as permitted by Rule14a-6(e)(2))
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

THE ROBERT MONDAVI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by The Robert Mondavi Corporation pursuant to Rule 14a-12 of the Securities and Exchange Act

          The following is the text of a memorandum and questions and answers distributed to several of The Robert Mondavi Corporation’s executive spokespeople:

TO:	David Francke, Lisa Giglio, Rob Hennigar
FROM:	Andrea Lowen
CC:	Hilary Martin, Cynthia Allan
DATE:	9/28/2004
SUBJECT:	Script and Additional Q&A for Spokespeople in the Market

PR has created the following statements and FAQs for use by winery spokespeople who will be conducting trade and consumer events in the market or at the winery. PLEASE SHARE with your key spokespeople.

Especially useful is the FAQs section on the company’s website. Please encourage your guests who have questions to the website www.robertmondavi.com and instruct them to click on The Company – Investor Relations – News & Events – Press Releases for more information.

Intro Script:

You've probably heard the recent announcement at Robert Mondavi and there may be questions or confusion about the future of Robert Mondavi Winery.

The corporation announced a strategic change. As a publicly-held company it will focus exclusively on lifestyle wines.

Robert Mondavi Winery will be divested. The Company is taking steps to ensure that the Robert Mondavi Winery endures as one of the world’s great wine estates.

The objective at Robert Mondavi Winery still remains the same as when Robert Mondavi founded the winery in 1966 – to establish Napa Valley as a preeminent winegrowing region and create wines that can stand alongside the great wines of the world.

Our commitment to quality remains steadfast. Our goal is to create wines that are expressions of their vineyards…wines that are hand-crafted and, age-worthy…. wines that enhance a meal. So, let’s begin and enjoy this wonderful tasting/dinner/event!

-more-

Q&A

Is it true that Robert Mondavi Winery is being divested?
Robert Mondavi Corporation recently announced a new strategy to focus entirely on premium lifestyle wines or wines that sell for up to $15 a bottle. As a result of this decision, the Company intends to place Robert Mondavi Winery under new ownership.

What does this mean?
Robert Mondavi Winery produces some of the world’s finest and more sought-after wines and will do so in the future. For wine lovers around the world, they will continue to experience excellence in winemaking when enjoying Robert Mondavi wines.

Why did the Company decide to focus on lifestyle wines and divest luxury wines?
Robert Mondavi is a publicly-held company and after considering a number of alternatives, the Board of Directors approved this plan. They believe that this plan will create value for all of the Company’s shareholders. There is more detail about this direction on our website.

Is Tim Mondavi still the winemaker for RMW?
We still have the same world-class winemaking team in place that includes Tim Mondavi, Genevieve Janssens, Richard Sowalsky and others.

Who will be leading the Lifestyle business?
Greg Evans continues to serve as the President and CEO for Robert Mondavi Corporation. Dennis Joyce serves as the Chief Operating Officer.

Who will be leading the Luxury business?
We are conducting an executive search and will consider both internal and external candidates who are qualified.

Will I still get my Ensemble wine shipments?
Yes, we are eager to share with you our hand-crafted wines. In fact, we are looking forward to sending you our latest releases.

Will my Ensemble Club membership end if the winery is under new ownership?
If we make any changes to Ensemble, we will be sure to inform you in advance.

Will the winery continue to make Robert Mondavi wines?
The mission of Robert Mondavi Winery since 1966 has and continues to be to create wines that belong in the company of the finest wines of the world and bring joy to people’s lives.

        The following is the text of an e-mail sent to all employees of The Robert Mondavi Corporation on September 27, 2004, by Greg Evans, the Company’s Chief Executive Officer:

From: Greg Evans
Sent: Monday, September 27, 2004 4:13 PM
To: # All Robert Mondavi
Subject: Answers to Employee Questions

I have provided the answers to this week’s employee-submitted questions on Connect. Managers: please print off this document, and ensure that every employee has access to the Q&A. I have committed to sending out these summaries at least weekly and to regularly communicate our progress down this new path.

You'll find the document on the Connect home page or by following this link: http://connect/articles/communications/Q&A_Week_2.doc

As a reminder, questions can be submitted via email to the email box named Transition Questions.

Greg

Employee Q&A
September 27, 2004

Strategy Questions
1.	Ted Hall has repeatedly stated in the press that RMC is divesting itself of RMW and distinguishes the concept of divestiture from an outright sale of RMW. Hall also stresses that private ownership is in the best interests of RMW. Does this language mean that the Board of Directors of RMC has specifically excluded the potential that RMW will be sold to a publicly-held company, such as Constellation Brands, Diageo, or Allied Domecq?

Answer: As a public company, we have a fiduciary duty to divest our assets in a manner that optimizes shareholder value. As such, we must consider offers from all potential buyers. We do believe that it is most likely that a non-public, patient, long-term investor who understands the value of brand, image and the unique agricultural assets of Robert Mondavi will create the most value in the divestiture and be the appropriate owner and steward for these legendary assets. On the other hand we cannot rule out an offer from a public company or any other person or entity and would give it a fair evaluation.

2.	In positioning itself for divestiture and change of ownership, Robert Mondavi is streamlining job positions through layoffs. Isn't this premature, as it is highly presumptive that any new owner will desire to implement the very same business strategy that RMC is setting through these layoffs?
Answer: The steps we are taking for Robert Mondavi Winery are to ensure that it will continue to endure as one of the world’s greatest wine estates. We believe that this is the right structure to manage the business efficiently moving forward. Whether we hold or divest Robert Mondavi Winery, we need to make changes that set the foundation for future success.

3.	How do our Joint Venture partners feel about the news of our divestiture? Of particular interest is with the Rothschild family and Opus One and the Frescobaldi family with whom we have not only several JV wines from Luce to Ornellaia, but a brand we import? Will these families be buying back the divested shares or are their contractual agreements as to how these wines can be sold off? Who will be taking over the importation of Frescobaldi? And finally, what happened to our partnership with Southcorp?
Answer: While we can't speak for our partners, we have been in regular communication with them about how to best manage through this transition period. Under the terms of our agreements, our joint venture partners have certain rights, including first rights of refusal which apply under specific conditions. They are currently evaluating that option. In terms of brands we represent as an importer, such as Frescobaldi and Caliterra, it is up to that owner to determine a new importation relationship. We are still committed to supporting every brand until they are transitioned.

With respect to Australia, our joint venture was restructured into a production partnership in July. Under this production agreement, Robert Mondavi produces Talomas for Southcorp and Southcorp produces Kirralaa for Robert Mondavi. As Kirralaa has been identified as a brand that fits into our Lifestyle strategy, we will continue to find ways to maximize this asset and develop it for best success to compete in the market.

Human Resources, Benefits, Stock, and Separation Questions

4.	If you are leaving the company with a severance package, can you request that your severance be distributed to you on a monthly basis, or must you take the package as one lump sum?
Answer: The package must be taken as a lump sum payment.

5.	Will the company extend medical benefits to employee affected by job eliminations?
Answer: Yes, regular full-time employees affected by job eliminations will receive three months of medical insurance coverage (COBRA) paid for by the company. Additional information on medical benefits will be provided in separation packets.

6.	If you receive severance, can you also apply for unemployment benefits?
Answer: Yes, additional information on applying for unemployment is provided in separation packets. Generally, to be eligible for unemployment benefits, an individual must make proper application through their local employment office. That office makes the determination of eligibility.

7.	Would a 4 day, 10 hour work schedule at Woodbridge benefit the corporation?
Answer: It can be beneficial under some circumstances. We are already using 4x10 scheduling in certain departments or workgroups where it makes sense. A 4x10 work schedule for the entire Woodbridge facility is probably not beneficial or realistic, and recent state law restrictions make it less practical to use site-wide than in the past.

8.	It would be very helpful if the names of the folks who are leaving us are posted and or listed in some way (preferably with maybe a brief RM career synopsis). This way the remaining employees can offer their support.
Answer: While we do not plan to publish a list of names of those impacted, we will provide regular information about the business implications of certain changes or job eliminations. Affected employees who wish to provide their co-workers with contact information can post this in the Classifieds section of Public Folders by going to Public Folders/Company Wide/Classifieds. This information is available for all employees to view.

9.	Please explain the term “Performance Based Distributor Management”, as noted in Greg’s Bank of America presentation posted on Connect.
Answer: Performance-based distributor management is about setting clear, mutually agreed to goals and objectives. For distributors, this is specifically around distribution, profitability and financial measures. These metrics need to be agreed to in advance, to ensure that both parties understand what we must accomplish in every market.

Sales and Marketing Questions

10.	Has any thought gone into the fact that our distributors will re-position our lifestyle pricing due to their blended margins going down?
Answer: While our luxury wines may be profitable, that profitability is off a very small base. In other words, luxury wines are a small percentage of our business. Currently, our lifestyle brands account for 94% of our volume and 80% of our revenue. We believe that our new business strategy provides tremendous growth opportunity for our distributors. We will do this through managing both profitability and volume. As we focus on a smaller number of brands in our portfolio, our ability to execute on our lifestyle brands and manage the profitiblity and volume of these brands will increase. This will help our distributor’s total profit on our brands to increase.

11.	What about the gatekeepers at our accounts? A very real part of the reason for the success of our lifestyle brands is the tie between luxury and lifestyle. RMW and other wineries get us in doors that aren't open to the likes of Sutter Home, Gallo, etc.
Answer: Some gatekeepers will be an issue once our luxury wines get divested. But while we will lose some accounts, we believe our focus and investment in our powerful Woodbridge and Robert Mondavi Private Selection brands will help us ultimately gain more accounts.

Woodbridge is the #1 brand in the world in its segment and enjoys the highest consumer loyalty. And, it has the #1 1.5L Cabernet Sauvignon, Merlot and Chardonnay in the country. In Robert Mondavi Private Selection, we offer the fastest growing super-premium wine in the country and America’s most popular 750 ml Cabernet Sauvignon. We will continue to present buyers with category data showing the power of the Woodbridge and Robert Mondavi Private Selection brands, which makes it clear that these brands have consumer demand that warrant buyer support. This will allow us to grow and prosper in a new and focused manner.

12.	What will be the role of Robert Mondavi Imports?
Answer: Since we will continue to provide sales and marketing for our import and joint venture brands until they are sold, the Robert Mondavi Imports team will generally stay in place for now to support those activities.

Important Information For Investors And Shareholders

        In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’s INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

        The Company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the proposed recapitalization plan is set forth in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2003 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.